Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Discovery Communications, Inc. of our reports dated February 14, 2008 relating to the financial statements of Discovery Communications Holding, LLC (Successor Company) as of December 31, 2007 and for the period from May 15, 2007 through December 31, 2007, and Discovery Communications, Inc. (Predecessor Company) for the period from January 1, 2007 through May 14, 2007 and for the year ended December 31, 2006, which appear in Discovery Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
June 11, 2009